Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Chief Financial Officer
517/372-9200

Neogen acquires UCB’s dairy antibiotic testing business

LANSING, Mich., Dec. 20, 2005 – Neogen Corporation (NASDAQ: NEOG) announced that it has completed the acquisition of Brussels, Belgium-based UCB’s dairy antibiotic testing business. Neogen will assume the operations of UCB’s former antibiotic testing business effective immediately.

The business will continue to operate in the current facilities in Spain for approximately 60 days. After that time, Neogen will begin integrating the manufacture of the diagnostic test kits into existing operations in the United States. Sales of the former UCB products within North America will be handled by existing Neogen sales personnel. Sales outside of North America will continue to be handled by Chr. Hansen, a well-known worldwide supplier of products to the dairy processing industry.

“We have been searching for an entry into the dairy antibiotic testing business for several years,” said James Herbert, Neogen’s president. “This acquisition provides the perfect vehicle to access that important and growing market.”

The worldwide market for antibiotic testing of milk has been estimated to exceed $60 million. A significant portion of that total market is in the United States, where virtually every load of raw milk delivered to dairy processing plants is tested for antibiotic residues.

The dairy antibiotic testing kits represent a strong complementary fit with other testing products that Neogen offers the dairy industry, including an ATP sanitation monitoring system, water quality test, food allergen tests, and bacteria tests. Payments to UCB for the acquisition include $14.7 million in cash plus payment for certain current assets, and potential future performance-based consideration.

Sales of the dairy testing products approximated $8.5 million in its most recent fiscal year, of which over 90% represented sales outside North America. Beta Star, the newest dairy antibiotic testing product, does not yet have FDA approval for sale in the United States, but that approval will be aggressively pursued by Neogen in calendar year 2006.

Products involved in the acquisition include the widely-used Penzyme test system, and the newer technology Beta Star test. The Beta Star test uses the same format as Neogen’s simple dipstick tests for mycotoxins, food allergens, and ruminant by-products.

“Integration of the manufacture of these diagnostic products into our existing U.S. facilities will be a top priority for the next six to nine months,” said Lon Bohannon, Neogen’s chief operating officer. “It’s important to make that transition as soon as possible because after full integration, this new business should increase Neogen’s bottom line by approximately 15 percent.”

About UCB: UCB (Euronext Brussels) - www.ucb-group.com - is a global biopharmaceutical leader with headquarters in Brussels, Belgium, specializing in the fields of central nervous system disorders, allergy and respiratory diseases, immune and inflammatory disorders, as well as oncology.

About Neogen: Neogen Corporation develops and markets products and services dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, unique proteins, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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